February 25, 1997, Tuesday

          HEADLINE: Scientific-Atlanta Adopts New Shareholder
                    Rights Agreement

          Atlanta, Feb. 25

                    Scientific-Atlanta, Inc., (NYSE: SFA),
          announced today that its Board of Directors has adopted a new Shareholder Rights Agreement to replace the current Shareholder Rights Agreement when it expires on April 13, 1997. To implement the new Rights Agreement, the Board declared a dividend of one right to purchase 1/1000th of a share of a new series of Preferred Stock for each share of Common Stock, payable to shareholders of record as of the expiration date of the current Rights Agreement. The new rights will expire ten years from the date of issuance.

                    The rights are not exercisable, and no separate rights certificates will be issued, unless and until either (i) a person acquires 15% or more of the Company's Common Stock, (ii) the commencement of a tender offer for 15% or more of the Common Stock, or (iii) the determination by the Board of Directors that any 10% or greater shareholder is an "adverse person." In certain events, the rights entitle the holders to acquire Common Stock of the Company or of a potential acquiror having a market value equal to twice the exercise price of the rights.

                    The Rights Agreement is designed to deter coercive or abusive takeover tactics and to provide the Board an opportunity to maximize shareholder value in the event of a takeover offer. The adoption of the new Rights Agreement is not in response to any specific effort or offer to acquire control of the Company, and the Company is not aware of any such effort or offer.

                    Scientific-Atlanta, Inc. (http://www.sciatl.com) is a leading supplier of broadband communications systems, satellite-based video, voice and data communications networks and worldwide customer service and support. SOURCE Scientific-Atlanta, Inc.

                    CONTACT:  Bob Meyers, Scientific-Atlanta, Inc.,
          (770) 903-4608 or email, robert.myers@sciatl.com